Exhibit 4.1

THIRD AMENDED AND RESTATED DECLARATION OF TRUST, dated as of June 9, 2017 (this “Declaration of Trust”), between Metaurus Advisors LLC, a Delaware limited liability company, as sponsor (the “Sponsor”), and Wilmington Trust, National Association, a national banking association, as trustee (the “Trustee”). The Sponsor and the Trustee hereby agree that this Third Amended and Restated Declaration of Trust shall amend and restate in its entirety that certain Second Amended and Restated Declaration of Trust dated as of February 13, 2017 (the “Second Declaration of Trusts”) as follows:

1.    The trust created hereby (the “Trust”) shall be known as Metaurus Equity Component Trust in which name the Sponsor may conduct the business of the Trust, make and execute contracts, and sue and be sued.

2.    It is the intention of the parties hereto that the Trust created hereby constitute a statutory trust under Chapter 38 of Title 12 of the Delaware Code, 12 Del. Code § 3801 et seq. (the “Statutory Trust Act”), and that this document constitutes the governing instrument of the Trust. The Trustee is hereby authorized and directed to execute and file a Restated Certificate of Trust in the office of the Secretary of State of the State of Delaware in the form attached hereto. The Trust may issue separate series of beneficial interests (each a “Series”) in segregated pools of assets of the Trust pursuant to Section 3806(b)(2) of the Statutory Trust Act, and each Series shall be a separate series of the Trust within the meaning of Sections 3804(a) and 3806(b)(2) of the Statutory Trust Act. The initial Series of the Trust are U.S. Equity Cumulative Dividends Fund – Series 2027 (formerly, U.S. Equity Cumulative Dividends Fund – Series 2026) and U.S. Equity Ex-Dividend Fund – Series 2027 (formerly, U.S. Ex-Dividend Component Fund). As such, separate and distinct records shall be maintained by the Trust for each Series and the assets of the Trust associated with each Series shall be held and accounted for by the Trust separately from the assets of any other Series, in each case to the extent required under Section 3804(a) of the Statutory Trust Act. Pursuant to Section 3804(a) of the Statutory Trust Act, there shall be a limitation on liabilities of each Series such that (a) the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular Series shall be enforceable against the assets of such Series only, and not against the assets of the Trust generally or the assets of any other Series thereof and (b) none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other Series thereof shall be enforceable against the assets of such Series.

3.    The Sponsor is hereby authorized: (i) to prepare and file with the Securities and Exchange Commission (the “Commission”) and execute, in each case on behalf of the Trust, (a) a Registration Statement on Form S-1, including any pre-effective or post-effective amendments to such Registration Statement, relating to the registration of the securities of the Trust under the Securities Act of 1933, as amended (the “1933 Act”), (b) the Notification of Registration on Form 8-A under the Securities and Exchange Act of 1934, as amended (the “1934 Act”) and (c) any additional filing, including any filings under Rule 415 of the 1933 Act, request, report or application or amendment thereto with the Commission that may be required from time to time under the 1934 Act or the 1933 Act, and the rules and regulations promulgated thereunder; (ii) to prepare, execute and file, in each case on behalf of the Trust, such applications, reports, surety bonds, irrevocable consents, appointments of attorney for service of process and other papers and documents as shall be necessary or desirable to register the securities of the Trust under the securities or “blue sky” laws of such jurisdictions as the Trustee and officers may deem necessary or desirable; (iii) to negotiate the terms of, and execute on behalf of the Trust, such distribution agreements, investment advisory agreements and other contracts among the Trust and any other persons relating to the issuance of the securities of the Trust, satisfactory to each such party and (iv) to make any and all necessary filings and to take any and all actions, including, without limitation, the execution and delivery of any and all documents, amendments, certificates or other instruments, that they, together with and upon the advice of counsel, shall deem necessary or advisable to conduct the business of the Trust, such determination to be conclusively evidenced by the taking of such actions and steps and the execution and delivery of such documents, amendments, certificates or other instruments.

4.    The Trustee is hereby authorized and directed to enter into such documents and take such other action as the Sponsor specifically directs in written instructions delivered to the Trustee; provided, however, the Trustee shall not be required to take any action if the Trustee shall determine, or shall be advised by counsel, that such action is likely to result in personal liability or is contrary to applicable law or any agreement to which the Trustee is a party. The Sponsor shall have the exclusive authority to manage the affairs of the Trust pursuant to Section 3806(b)(7) of the Statutory Trust Act.

5.    Except as otherwise expressly required by this Declaration of Trust, the Trustee shall not have any duty or liability with respect to the administration of the Trust, the investment of the Trust’s property or the payment of dividends or other distributions of income or principal to the Trust’s beneficiaries, and no implied obligations shall be inferred from this Declaration of Trust on the part of the Trustee. The Trustee shall not be liable for the acts or omissions of the Sponsor nor shall the Trustee be liable for any act or omission by it in good faith in accordance with the directions of the Sponsor.

6.    The Trustee accepts the Trust hereby created and agrees to perform its duties hereunder with respect to the same but only upon the terms of this Declaration of Trust. The Trustee shall not be personally liable under any circumstances, except for its own willful misconduct or gross negligence. In particular, but not by way of limitation:

(a)    The Trustee shall not be personally liable for any error of judgment made in good faith by an officer or employee of the Trustee;

(b)    No provision of this Declaration of Trust shall require the Trustee to expend or risk its personal funds or otherwise incur any financial liability in the performance of its rights or duties hereunder, if the Trustee shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured or provided to it;

(c)    Under no circumstance shall the Trustee be personally liable for any representation, warranty, covenant or indebtedness of the Trust;

(d)    The Trustee shall not be personally responsible for or in respect of the genuineness, form or value of the Trust property, the validity or sufficiency of this Declaration of Trust or for the due execution hereof by the Sponsor;

(e)    In the event that the Trustee is unsure of the course of action to be taken by it hereunder, the Trustee may request instructions from the Sponsor and to the extent the Trustee follows such instructions in good faith it shall not be liable to any person. In the event that no instructions are provided within the time requested by the Trustee, it shall have no duty or liability for its failure to take any action or for any action it takes in good faith;

(f)    All funds deposited with the Trustee hereunder may be held in a non-interest bearing trust account and the Trustee shall not be liable for any interest thereon or for any loss as a result of the investment thereof at the direction of the Sponsor; and

(g)    To the extent that, at law or in equity, the Trustee has duties and liabilities relating thereto to the Sponsor or the Trust, the Sponsor agrees that such duties and liabilities are replaced by the terms of this Declaration of Trust.

7.    The Trustee shall incur no liability to anyone in acting upon any document believed by it to be genuine and believed by it to be signed by the proper party or parties. The Trustee may accept a certified copy of a resolution of the board of directors or other governing body of any corporate party as conclusive evidence that such resolution has been duly adopted by such body and that the same is in full force and effect. As to any fact or matter the manner of ascertainment of which is not specifically prescribed herein, the Trustee may for all purposes hereof rely on a certificate, signed by the Sponsor, as to such fact or matter, and such certificate shall constitute full protection to the Trustee for any action taken or omitted to be taken by it in good faith in reliance thereon.

8.    In the exercise or administration of the Trust, the Trustee (i) may act directly or, at the expense of the Trust, through agents or attorneys, and the Trustee shall not be liable for the default or misconduct of such agents or attorneys if such agents or attorneys shall have been selected by the Trustee in good faith, and (ii) may, at the expense of the Trust, consult with counsel, accountants and other experts, and it shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the advice or opinion of any such counsel, accountants or other experts.

9.    Except as expressly provided in this Declaration of Trust, in accepting and performing the trusts hereby created, the Trustee acts solely as trustee hereunder and not in its individual capacity, and all persons having any claim against the Trustee by reason of the transactions contemplated by this Declaration of Trust shall look only to the Trust’s property for payment or satisfaction thereof.

10.    The Sponsor hereby agrees to (i) compensate the Trustee in accordance with a separate fee agreement with the Trustee, (ii) reimburse the Trustee for all reasonable expenses (including reasonable fees and expenses of counsel and other experts) and (iii) indemnify, defend and hold harmless the Trustee and any of the officers, directors, employees and agents of the Trustee (the “Indemnified Persons”) from and against any and all losses, damages, liabilities, claims, actions, suits, costs, expenses, disbursements (including the reasonable fees and expenses of counsel), taxes and penalties of any kind and nature whatsoever (collectively, “Expenses”), to the extent that such Expenses arise out of or are imposed upon or asserted at any time against such Indemnified Persons with respect to the performance of this

Declaration of Trust, the creation, operation or termination of the Trust or the transactions contemplated hereby; provided, however, that the Sponsor shall not be required to indemnify any Indemnified Person for any Expenses which are a result of the willful misconduct, bad faith or gross negligence of such Indemnified Person.

11.    To the fullest extent permitted by law, Expenses to be incurred by an Indemnified Person shall, from time to time, be advanced by, or on behalf of, the Sponsor prior to the final disposition of any matter upon receipt by the Sponsor of an undertaking by, or on behalf of, such Indemnified Person to repay such amount if it shall be determined that the Indemnified Person is not entitled to be indemnified under this Agreement.

12.    As security for any amounts owing to the Trustee hereunder, the Trustee shall have a lien against the Trust property, which lien shall be prior to the rights of the Sponsor or any other beneficial owner of the Trust. The obligations of the Sponsor under Paragraphs 10, 11 and 12 shall survive the termination of this Trust Agreement.

13.    The Trustee may resign upon thirty days prior notice to the Sponsor. If no successor has been appointed within such thirty day period, the Trustee may, at the expense of the Trust, petition a court to appoint a successor trustee. Any Person into which the Trustee may be merged or with which it may be consolidated, or any Person resulting from any merger or consolidation to which the Trustee shall be a party, or any Person which succeeds to all or substantially all of the corporate trust business of the Trustee, shall be the successor Trustee under this Declaration of Trust without the execution, delivery or filing of any paper or instrument or further act to be done on the part of the parties hereto, except as may be required by applicable law.

14.    This Declaration of Trust represents the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings between the parties, whether written or oral.

15.    This Declaration of Trust shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to its conflict of law provisions, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws. Sections 3540 and 3561 of Title 12 of the Delaware Code shall not apply to the Trust.

16.    This Declaration of Trust may be executed in two or more counterparts, each of which shall be an original, but all such counterparts shall together constitute one and the same agreement.

17.    This Declaration of Trust may be amended and restated by the parties hereto as necessary to provide for the operation of the Trust; provided, however, that the Trustee shall not be required to enter into any amendment hereto which adversely affects the rights, duties or immunities of the Trustee.

18.    The Trust may dissolve at the written direction of the Sponsor. Upon dissolution, the Trustee shall, at the written direction and expense of the Sponsor, file a certificate of cancellation in accordance with the Act. Any remaining expenses of the Trust shall be paid by the Sponsor.

19.    The signatory to the Second Declaration of Trust (the “Prior Trustee”), by its signature hereto, shall be deemed to consent to this Declaration of Trust and its amending and restating of the Second Declaration of Trust. The Prior Trustee shall be deemed to no longer be liable for any of its obligations or responsibilities to the Trust under the terms of the Second Declaration of Trust. Upon execution of this Declaration of Trust, the removal of the Prior Trustee as a party shall become effective and the Sponsor and the Trustee, without any further act, deed or conveyance, shall become vested with the rights, powers and duties afforded to each of them respectively as parties to this Declaration of Trust.

IN WITNESS WHEREOF, the parties hereto have caused this Declaration of Trust to be duly executed by their respective officers hereunto duly authorized, as of the day and year first above written.

Metaurus Advisors LLC, as Sponsor

By:	/s/ Richard P. Sandulli
Name: Richard P. Sandulli
Title: Co-Chief Executive Officer

Wilmington Trust, National Association, as Trustee

By:	/s/ David B. Young
Name: David B. Young
Title: Vice President

Acknowledged and agreed to with regards to

Paragraph 19 only

/s/ Richard P. Sandulli
Name: Richard P. Sandulli
Title: Trustee